Exhibit 3.2

AMENDMENT NO. 1 TO THE

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF SERIES E CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF BOSTON LIFE SCIENCES, INC.

Boston Life Sciences, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

The Board of Directors of the Corporation duly adopted a resolution by a meeting on December 16, 2004, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Designations, Rights and Preferences of the Series E Cumulative Convertible Preferred Stock of the Corporation and declaring said amendment to be advisable and directing that it be submitted to and considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment at a Special Meeting of Stockholders held on February 4, 2005 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That the Board of Directors deems it advisable and in the best interests of the Corporation and its stockholders that the provisions attached hereto as Appendix 1, be added after the last paragraph of Section 5(b) of the Certificate of Designations, Rights and Preferences of Series E Cumulative Convertible Preferred Stock of Boston Life Sciences, Inc.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 4th day of February, 2005.

BOSTON LIFE SCIENCES, INC.

By:	/s/ Peter G. Savas
Peter G. Savas
Chief Executive Officer

Appendix 1

“Subject to the limitations set forth in Section 5(h) and Section 5(i) hereof, if the holders of at least 75% of the shares of the Convertible Preferred Stock then outstanding (acting together as a single class) consent in writing to the conversion of all outstanding shares of the Convertible Preferred Stock, all the outstanding Convertible Preferred Stock shall be automatically converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Liquidation Preference of the shares of Convertible Preferred Stock to be converted plus accrued and unpaid dividends thereon (unless the Corporation elects to pay such dividends in cash, in which case only the aggregate Liquidation Preference shall be utilized for purposes of this clause (i)) by (ii) the Conversion Value (as hereinafter defined) then in effect for such Convertible Preferred Stock.”